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                                    Exhibit 10.55

                             TERMINATION RIGHTS AGREEMENT

This Agreement is made effective the 13th day of July, 1998, between Tech Squared Inc. (hereinafter called "company") and Richard Apple (hereinafter called "employee").

WHEREAS, the parties decided to have advance notice of any termination of employment and deem it in the best interest of both parties to have as harmonious and smooth a transition as possible;

NOW THEREFORE the parties agree as follows:

ADVANCE NOTICE. Each party shall give the other party six months advance written notice of a termination date, unless for cause as defined in attachment "B".

TRANSITION. The company or employee may at any time during said six month period discontinue active employment of the employee at the company (at which time, upon either party's request, said person will resign immediately as an officer and/or director); but said employee shall continue as an employee of the company for salary, bonuses and benefits through the date six months from the date of notice, except for rights related to the continued vesting of stock options which will cease to vest a maximum of 60 days after notice and unexercised options which will expire 90 days after the notice as stated in the company's incentive and non-incentive option plans.

This agreement does not become extended by including any days for unused vacation, holidays or sick days in the calculation of continued employment but unused sick days, holidays or vacation will be paid for at the time of notice of termination.

To the extent active employment does continue for a portion of the six month period, said employee will carry out only those assignments directed by the Chairman of the Board. The employee will answer questions and provide information to assist the transition during said six month period. Any mention of reasons for the termination will be limited to the following statement by all parties involved: the employee resigned for personal reasons and there will be no further comment unless approved by both parties or required by either party's legal counsel to avoid securities law violation or other bona fide reason.

IN WITNESS WHEREOF, the parties have executed their approval.

Tech Squared Inc.

By:   /s/ Joel Ronning
      ---------------------------------
      Joel Ronning
      Chairman and CEO

By:   /s/ Richard J. Apple
      ----------------------------------
      Richard J. Apple


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                                    Attachment B
                                          to
                                    Exhibit 10.55

Cause for the purposes of the Termination Rights Agreement will be defined as
(A) dishonesty, fraud, misrepresentations, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (B) any unlawful or criminal activity of a serious nature, (C) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the employee's overall duties, or (D) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.